Exhibit 99

CONTACT: GTC Biotherapeutics, Inc. Thomas E. Newberry Vice President, Corporate Communications (508) 370-5374	Feinstein Kean Healthcare Francesca DeVellis (investors) Barbara Askjaer (media) (617) 577-8110

GTC BIOTHERAPEUTICS REPORTS SECOND QUARTER 2004 FINANCIAL RESULTS

FRAMINGHAM, MA – August 5, 2004 – GTC Biotherapeutics, Inc. (“GTC”, Nasdaq: GTCB) reported today its financial results for the second quarter ended July 4, 2004. The total net loss for the quarter was $6.3 million, or $0.16 per share compared with $6.0 million, or $0.21 per share, in the second quarter of 2003. The total net loss for the first six months of 2004 was $14.8 million, or $0.41 per share, compared to $13.4 million, or $0.48 per share for the first half of 2003. Cash and marketable securities at July 4, 2004 was $34.4 million compared to $31.1 million at December 28, 2003. Exclusive of the registered direct placement of common stock in March 2004, which raised $13.9 million net of placement expenses, GTC utilized $10.6 million of cash and marketable securities in the first half of 2004. Exclusive of the direct placement, GTC utilized $3.6 million of cash and marketable securities in the second quarter of 2004 compared to $7 million in the first quarter. The decreased cash and marketable securities utilization in the second quarter compared to the first quarter of 2004 was primarily due to decreases in overall cash expenditures combined with increases in cash receipts in the company’s portfolio of external programs and the approximately $600,000 of net proceeds obtained in the refinancing of a bank loan.

“GTC continues to focus on achieving a positive outcome to its submission of ATryn® for marketing approval in Europe. We are continuing to plan for a market launch of ATryn® in

Europe in mid-2005,” stated Geoffrey F. Cox, Ph.D., GTC’s Chairman of the Board and Chief Executive Officer. “In addition, our net cash burn was significantly reduced in the quarter reflecting our careful control of expenses and the progress we are making with external programs as they move toward the clinical production phase.”

GTC expects its net use of cash and marketable securities for 2004, inclusive of the effect of the March 2004 registered direct placement, to be approximately $6.1 million. The cash projection includes the approximately $600,000 of net proceeds obtained in the second quarter by the refinancing through GE Capital of the term loan with Silicon Valley Bank. In addition, the annual cash projection for 2004 assumes cash collections of approximately $13 million for the year, primarily from external programs, of which approximately $8.2 million has either been collected or is anticipated on contracts currently in backlog. These contracts include the programs with Merrimack, Centocor, a third existing external partner, and the funding of GTC’s malaria vaccine program with the National Institute of Allergy and Infectious Diseases (NIAID).

Revenues were $1.4 million for the quarter, a 65% decrease from the $4.1 million in the second quarter 2003. During the second quarter of 2004, $1.2 million of the revenues were derived from external programs, primarily due to milestones and production achieved in the programs with Centocor and Merrimack Pharmaceuticals, while $234,000 of the revenues were derived from the MSP-1 malaria vaccine program, which is funded by the NIAID. During the second quarter of 2003, $3.2 million of the revenues were derived from external programs, primarily due to milestones achieved in the programs with Merrimack and Elan, while $858,000 of the revenues were derived from the malaria vaccine program. Reported revenues are expected to vary on a quarter-to-quarter basis due to the nature and timing of milestone-based research and development revenues.

Revenues for the first six months of 2004 totaled $2.5 million compared to $5.9 million in the first half of 2003. During the first six months of 2004, $1.7 million of the revenues were derived from external programs, primarily due to milestones and production achieved in the programs with Centocor, and Merrimack Pharmaceuticals, while $792,000 of the revenues were derived from the malaria vaccine program. During the first half of 2003, $4 million of the revenues were derived from external programs, primarily due to milestones achieved in the programs with Merrimack, Bristol-Myers Squibb and Elan, while $1.9 million of the revenues were derived from the malaria vaccine program.

Costs of revenue and operating expenses totaled $7.5 million in the current quarter, approximately 26% lower than the $10.2 million total in the second quarter 2003. The decrease was driven primarily by lower expenses in the external development programs as well as reduced expenses resulting from the restructuring that was completed in the first quarter of 2004.

Costs of revenue and operating expenses totaled $17.2 million for the first six months of 2004, approximately 12% lower than the $19.5 million in the first half of 2003. The decrease was driven primarily by lower expenses in the external development programs. This was partially offset by a $1.1 million increase in ATryn® expense year to year. Additionally, the six-month 2004 expenses included charges recognized in the first quarter due to GTC’s restructuring, as well as the impact of an additional week of operating expenses in the first fiscal quarter 2004.

The per share results were affected by an increase in weighted average number of shares outstanding from 28.1 million shares for the second quarter 2003 to 38.7 million shares in the second quarter 2004. The weighted average number of shares outstanding increased from 27.9 million shares for the first half of 2003 to 36.0 million shares in the first six months of 2004. The increases in the weighted average shares outstanding primarily reflect the issuance of approximately 3.6 million shares of common stock in a private placement to institutional investors in August 2003 and the issuance of approximately 6.4 million shares of common stock in a registered direct placement in March 2004. The net proceeds to GTC from those offerings totaled approximately $22.4 million. GTC had approximately 38.7 million shares outstanding as of July 4, 2004.

Highlights

ATryn®

GTC recently received the Consolidated List of Questions from the European Medicines Agency (EMEA) on the information submitted in a Marketing Authorization Application (MAA) for the use of ATryn® in the prophylactic treatment of patients with hereditary antithrombin deficiency (HD) during high-risk situations such as surgery and childbirth. GTC is in the process of preparing responses to the Consolidated List of Questions. Subject to satisfactory approval of the MAA, GTC is planning for a European market launch of ATryn® in mid-2005.

GTC is continuing discussions with the Food and Drug Administration (FDA) regarding a clinical protocol for ATryn® in the United States in the HD indication. Following these discussions, GTC plans to submit an amended Investigational New Drug (IND) application during the next three months. An IND had been previously filed to include US patients in the clinical trials that were submitted to the EMEA.

In addition, GTC is continuing potential partnering discussions to support the anticipated market launch of ATryn® in mid-2005.

Antithrombin is a plasma protein with anticoagulant and anti-inflammatory properties. GTC expresses this protein in the milk of goats that have the human antithrombin gene linked to a milk-protein promoter. This transgenic approach provides the opportunity to produce recombinant forms of proteins, such as antithrombin, that are difficult to express in conventional production methods.

Malaria Vaccine Program

GTC’s malaria vaccine program uses as an antigen the merozoite surface protein known as MSP-1. Production of MSP-1 suitable for clinical studies is expected to begin in early 2005. MSP-1 is difficult to express in other conventional recombinant production systems. The NIAID is funding this program up through the submittal of an IND application with the FDA. An IND submission as a basis for initiating clinical trials is anticipated in 2005.

Portfolio of External Programs

GTC’s external portfolio includes programs that are advancing into clinical production. The program with Merrimack Pharmaceuticals entered clinical trials in 2003 and GTC is under contract to deliver additional material to Merrimack for clinical evaluation in 2004. One of the programs with Centocor has begun producing material for preclinical studies. GTC has also commenced herd expansion to provide capacity for the initiation of production for pre-clinical and clinical studies for an additional existing partnered program.

Conference Call Information

GTC Biotherapeutics will discuss these results and expectations with financial analysts in a web cast conference call at 10:00 a.m. (Eastern) today. The call may be heard through the Company’s web site, http://www.gtc-bio.com. The dial-in number from inside the United States is 1-866-761-0749. The dial-in number from outside the United States is 1-617-614-2707. The participant passcode is 98128257. The webcast may be found at www.gtc-bio.com.

GTC Biotherapeutics is a leader in the development, production, and commercialization of therapeutic proteins through transgenic animal technology. GTC currently has four internal proprietary products in its pipeline and a portfolio of external program production opportunities. In addition to the ATryn® program, GTC is developing a recombinant human serum albumin, a malaria vaccine, and a CD137 antibody to solid tumors. In its external programs, GTC’s technology is used to develop transgenic production of its partners’ proprietary products, including both large-volume protein therapeutics as well as products that are difficult to produce in significant quantities from conventional recombinant production systems. GTC’s external program collaborations are developing transgenic versions of products such as monoclonal antibodies and immunoglobulin fusion proteins for conditions such as rheumatoid arthritis, HIV/AIDS and cancer. One of the external programs is in clinical trials with a transgenically produced product. Additional information is available on the GTC web site, http://www.gtc-bio.com.

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including without limitation statements regarding the EMEA submission for the ATryn® program, the anticipated timing for a European market launch of ATryn®, the regulatory and clinical strategy for ATryn® in the United States, the expectations for filing an IND for the MSP-1 program, anticipated progress in the portfolio of external programs, and the expected levels of cash collections and cash to be used in 2004. Such forward-looking statements are subject to a number of risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such statements. Factors that may cause such differences include, but are not limited to, the risks and uncertainties discussed in GTC’s most recent Annual Report on Form 10-K and its other periodic reports as filed with the Securities and Exchange Commission, including the uncertainties associated with conducting clinical studies, and the risks and uncertainties associated with dependence upon the actions of partners and regulatory agencies, and the uncertainty that the Company will be able to obtain additional revenues and financial resources, including through continuing and new external programs and marketing and strategic partners for some of its internal programs. GTC cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this document, and GTC undertakes no obligation to update or revise the statements, except as may be required by law.

GTC BIOTHERAPEUTICS, INC.

Selected Financial Information

(Unaudited, in thousands except per share amounts)

	Three months ended		Six months ended
	July 4,	June 29,	July 4,	June 29,
	2004	2003	2004	2003
Revenue	$1,439	$4,111	$2,505	$5,855

Costs of revenue and operating expenses:
Cost of revenue	1,491	3,293	2,563	6,869
Research and development	3,625	4,261	9,065	7,285
Selling, general and administrative	2,421	2,647	5,618	5,340

	7,537	10,201	17,246	19,494

Loss from continuing operations	(6,098)	(6,090)	(14,741)	(13,639)

Other income (expense):	(161)	82	(94)	238

Net Loss from continuing operations before income taxes	$(6,259)	$(6,008)	$(14,835)	$(13,401)

Net loss per common share (basic and diluted)	$(0.16)	$(0.21)	$(0.41)	$(0.48)

Weighted average number of shares outstanding (basic and diluted)	38,692	28,058	35,998	27,920

	July 4,	December 28,
	2004	2003
Cash and marketable securities	$34,357	$31,091
Other current assets	3,187	3,390
Property and equipment, (net)	21,903	22,600
Other assets	13,908	13,991

Total assets	$73,355	$71,072

Current liabilities	$14,641	$10,329
Long-term debt	10,557	12,542
Other liabilities	31	40
Stockholders' equity	48,126	48,161

Total liabilities and stockholders' equity	$73,355	$71,072